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                                                                     EXHIBIT 2.1




September 6, 2001


CHESS Depositary Nominees Pty Limited
Level 6
20 Bridge Street
Sydney NSW 2000

RE: Appointment of CHESS Depositary Nominees Pty Limited ABN 75 071 346 506 ("CDN") as CUFS Depositary for James Hardie Industries N.V. Shares

Dear Sirs


James Hardie Industries Limited (ABN 60 000 009 263) ("JHIL") has proposed a scheme of arrangement) ("Scheme") with its shareholders whereby those shareholders will exchange their shares in JHIL, on a one-for-one basis, for CHESS Units of Foreign Securities ("CUFS") in the proposed new holding company for the James Hardie group, James Hardie Industries N.V. ("JHI NV"). JHI NV is a limited liability company organised under the laws of The Netherlands. Each CUFS in JHI NV will represent a beneficial interest in one JHI NV share.

In connection with the Scheme, JHI NV has applied for listing on the Australian Stock Exchange ("ASX") and to have its common (or ordinary) shares, nominal value EUR 0.5 ("JHI NV Shares"), quoted on the ASX.

The Clearing House Electronic Subregister System ("CHESS") facilitates the efficient transfer of legal title and settlement of market transactions in Australia with an electronic subregister system that provides irrevocable transfer of ownership and cleared funds without using paper documentation. CHESS, which is operated by ASX Settlement and Transfer Corporation Pty Ltd, is the approved securities clearing house ("SCH") under s779B of the Australian Corporations Act 2001 (the "Corporation Act"). This allows legal title to equities to be validly transferred electronically by virtue of provisions in the Corporations Act and the SCH Business Rules (the "Rules"). In the case of JHI NV Shares, these are to be transferred and held indirectly in CHESS through the issue of CUFS, being a type of depositary receipt as further described above.


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The purpose of this letter is to confirm:

(i) CDN's appointment as the CUFS depositary for JHI NV Shares, pursuant to and in accordance with the Rules; and

(ii) that, in connection with paragraph (i) above, CDN agrees, pursuant to the terms of the Scheme, to accept the allotment to it of approximately 450,771,082 JHI NV Shares and thereafter to issue an equivalent number of CUFS in respect of those JHI NV Shares to or in respect of former JHIL shareholders.

Please sign below to confirm CDN's agreement to the terms of this letter.

Very truly yours,

/s/ Peter Shafron
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Peter Shafron
Attorney for
James Hardie Industries N.V.



Accepted and Agreed on 7 September 2001:
CHESS Depository Nominees Pty Limited

/s/ Angus Richards
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By: Angus Richards
Title: Director